UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 26, 2024
EPR Properties
(Exact name of registrant as specified in its charter)

Maryland	001-13561	43-1790877
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Walnut Street,	Suite 200
Kansas City,	Missouri	64106
(Address of principal executive offices) (Zip Code)

(816)	472-1700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common shares, par value $0.01 per share	EPR	New York Stock Exchange

5.75% Series C cumulative convertible preferred shares, par value $0.01 per share	EPR PrC	New York Stock Exchange

9.00% Series E cumulative convertible preferred shares, par value $0.01 per share	EPR PrE	New York Stock Exchange

5.75% Series G cumulative redeemable preferred shares, par value $0.01 per share	EPR PrG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 2.02 Results of Operations and Financial Condition.

On February 28, 2024, EPR Properties (the "Company") announced its results of operations and financial condition for the fourth quarter and year ended December 31, 2023. The public announcement was made by means of a press release, the text of which is set forth in Exhibit 99.1 hereto and is hereby incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2024, Craig L. Evans, the Company's Executive Vice President, General Counsel and Secretary, notified the Company that he will retire from the Company, effective March 1, 2024. Paul Turvey, who currently serves as Senior Vice President and Associate General Counsel, will assume the positions of General Counsel and Secretary upon Mr. Evans' retirement.

In connection with Mr. Evans' retirement, on February 26, 2024, the Company and Mr. Evans entered into a Retirement and Release Agreement (the "Retirement Agreement"). Pursuant to the Retirement Agreement, the Company will continue to pay Mr. Evans the same base salary and benefits through the date of his retirement and, following his retirement: (i) the Company will pay Mr. Evans a lump sum cash payment of $110,103.19 (less any deductions required by law) consisting of (a) $59,154.96, which is equivalent to the pro-rated annual incentive bonus that Mr. Evans would have received under the Company's annual incentive program for 2024 with the achievement of "at target" performance level, (b) $49,246.50, which is equivalent to the fair market value of the time-based restricted shares portion of the pro-rated long-term incentive bonus that Mr. Evans would have received under the Company's long-term incentive plan for 2024 with the achievement of "at target" performance level, and (c) $1,701.73 for unused paid time off; (ii) the Company will grant Mr. Evans 2,589 performance share units, which is equivalent to the performance share unit portion of the pro-rated long-term incentive bonus that Mr. Evans would have been granted under the Company's long-term incentive plan for 2024, and which award will vest subject to the attainment of specified performance goals; (iii) all of Mr. Evans' other outstanding unvested performance share units will remain outstanding and vest in accordance with their terms; and (iv) all of Mr. Evans' unvested restricted common shares will fully vest.

Under the Retirement Agreement, Mr. Evans agreed to a general release of claims in favor of the Company and its affiliates and a non-disparagement restrictive covenant. Mr. Evans also agreed to provide future consulting services to the Company to the extent requested by the Company and upon a rate to be mutually agreed upon.

The foregoing summary of the Retirement Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Retirement Agreement, which the Company will file as an exhibit to a subsequent periodic report filed with the U.S. Securities and Exchange Commission.

Item 7.01 Regulation FD Disclosure.
In addition, on February 28, 2024, the Company made available on its website an investor slide presentation and supplemental operating and financial data for the fourth quarter and year ended December 31, 2023, the text of which are set forth in Exhibits 99.2 and 99.3 hereto, respectively, and are hereby incorporated by reference herein.
The information set forth in Items 2.02 and 7.01 of this Current Report on Form 8-K, including Exhibits 99.1, 99.2 and 99.3, is being “furnished” and shall not be deemed “filed” for the purposes of or otherwise subject to liabilities under Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated February 28, 2024 issued by EPR Properties announcing its results of operations and financial condition for the fourth quarter and year ended December 31, 2023.

99.2	Investor slide presentation for the fourth quarter and year ended December 31, 2023, made available by EPR Properties on February 28, 2024.

99.3	Supplemental Operating and Financial Data for the fourth quarter and year ended December 31, 2023, made available by EPR Properties on February 28, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPR PROPERTIES

By:	/s/ Mark A. Peterson
Mark A. Peterson
Executive Vice President, Treasurer and Chief Financial Officer
Date: February 28, 2024